Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BRIDGELINE DIGITAL, INC.,

MAGNETIC CORPORATION

and

JENNIFER BAKUNAS

October 3, 2011

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made as of this 3rd day of October, 2011 by and among Bridgeline Digital, Inc., a Delaware corporation, with a principal place of business at 10 Sixth Road, Woburn, Massachusetts 01801 (“Bridgeline Digital”), Magnetic Corporation (the “Seller”), a Florida corporation, with a principal place of business at 5325 Primrose Lake Circle, Tampa, Florida 33647, and Jennifer Bakunas (the “Shareholder”).

Recitals

WHEREAS, the Shareholder owns 100% of the issued and outstanding shares of the capital stock of Seller (the “Shares”);

WHEREAS, the Boards of Directors of each of Bridgeline Digital and Seller have, in accordance with the laws of the State of Delaware and the State of Florida respectively, approved the merger of Seller with and into Bridgeline Digital, with Bridgeline Digital being the surviving corporation; and

WHEREAS, each of the parties to the Agreement desires to make certain representations, warranties, and agreements in connection with the transaction between the parties and to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.           The Merger. Subject to and upon the terms and conditions of this Agreement, at the effective time of the merger of the Seller with and into Bridgeline Digital, and pursuant to the Delaware General Corporation Law (“DGCL”) and the Florida Business Corporation Act (“FBCA”), the Seller will be merged with and into Bridgeline Digital (the “Merger”) and the separate existence of the Seller shall thereupon cease, in accordance with the applicable provisions of the DGCL and the FBCA.  As a result of the Merger, Bridgeline Digital will be the surviving corporation and shall survive as a going concern (sometimes referred to herein as the “Surviving Company” or “Bridgeline Digital”).  The Certificate of Incorporation and By-laws of the Surviving Company shall be those of Bridgeline Digital as they are in existence immediately prior to the Merger.  The separate corporate existence of Seller with all its rights, privileges, powers, assets, liabilities, operations, intellectual property, contract rights, employees, and franchises shall be extinguished in the Merger.  The name of the Surviving Company shall be “Bridgeline Digital, Inc.”  On the Closing Date (as such term is defined below), the parties shall cause a Certificate of Merger, meeting the requirements of Section 252 of the DGCL (the “Certificate of Merger”) and Articles of Merger meeting the requirements of Section 1105 of the FBCA (the “Articles of Merger” and together with the Certificate of Merger, the “Merger Documents”), to be promptly executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida, respectively.  The Merger shall become effective upon the close of business on the date that the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Florida has been completed or at such other time or date than may otherwise be indicated in the Certificate of Merger and Articles of Merger (the “Effective Time”).

1.2.           Merger Consideration and Exchange Procedures.

(a)          By virtue of the Merger, automatically and without any action on the part of the holder thereof, the Shares outstanding immediately prior to the Effective Time (other than any shares held as treasury stock by the Seller, which shall be cancelled, retired and cease to exist, and for which no payment hereunder shall be made) shall become and be converted into (i) the right to received $150,000 in immediately available funds (the “Cash Consideration”); (ii) the right to receive, pursuant to Section 1.3, up to such number of shares of common stock of Bridgeline Digital, $0.001 par value per share (the “Bridgeline Digital Common Stock”) as is equal to the quotient obtained by dividing $150,000 by the Effective Price (as defined below) (the “Bridgeline Digital Stock”); and (iii) the right to receive the Earn-Out Consideration (as defined below) (together with the Cash Consideration and the Bridgeline Digital Stock, the “Merger Consideration”). The Cash Consideration shall be subject to adjustment as set forth in Section 1.2(b).  The term “Effective Price” shall mean the greater of (i) the average closing price for Bridgeline Digital Common Stock as reflected on the Nasdaq Capital Market exchange for the 60-day trading period ending on the trading day immediately preceding the date hereof and (ii) $0.90.

(b)          If the Seller Net Working Capital (as defined below) is less than $90,000 (the “Target Amount”), the Cash Consideration shall be decreased by the amount by which the Seller Net Working Capital is less than the Target Amount, dollar for dollar.  If the Seller Net Working Capital exceeds the Target Amount, the Cash Consideration shall be increased by the amount by which the Seller Net Working Capital exceeds the Target Amount, dollar for dollar.  “Seller Net Working Capital” shall mean, as of the Closing Date, the dollar value of the difference between (x) the sum of accounts receivable of Seller, notes receivable of customers of Seller, unbilled revenue of Seller and cash of Seller in an amount at least equal to $2,500 and (y) accounts payable of Seller (excluding liabilities of Seller of up to $155,000) and deferred revenue of Seller.  The Seller Net Working Capital shall be determined in good faith by Seller within four (4) days prior to the Closing Date.  Exhibit 1.2(b) sets forth the unaudited balance sheet of Seller as of the Closing Date.  Within forty-five (45) days after the Closing Date, Bridgeline Digital shall, at its expense, cause a financial statement to be prepared that calculates the Seller Net Working Capital as of the Closing Date.  After reviewing Seller’s and Bridgeline Digital’s respective calculations of the Seller Net Working Capital as of the Closing Date, Shareholder and Bridgeline Digital shall, in good faith, seek to agree upon the actual Seller Net Working Capital.  Any working capital adjustment required by this section shall be made only after the actual Seller Net Working Capital is agreed to by the parties.

(c)          The Seller and the Shareholder shall cause to be delivered to Bridgeline Digital on the Closing Date the certificates representing all of the Shares of Seller issued and outstanding immediately prior to the Closing, as evidenced by the stock ledger and stock transfer records of the Seller (collectively, the “Seller Certificates”), and stock powers separate from the certificates transferring ownership to Bridgeline Digital.

(d)          After the Closing, the holder of shares of the capital stock of the Seller shall cease to be, and shall have no rights as, a stockholder of the Seller, other than to receive the Merger Consideration pursuant to the provisions hereof.

(e)          Notwithstanding the foregoing, neither Bridgeline Digital nor the Seller or any other person shall be liable to any former holder of shares of any capital stock of the Seller for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

1.3.           Issuance and Delivery Bridgeline Digital Stock.

(a)          At the Closing, Bridgeline Digital shall deliver to the transfer agent instructions to issue twenty-four stock certificates (in as near equal amounts as possible) in the aggregate, representing the Bridgeline Digital Stock to the Escrow Agent (as defined below) (the “Bridgeline Digital Stock Certificates”).  The Shareholder shall be entitled to receive the Bridgeline Digital Stock Certificates during the Complete Earn-Out Period (as defined below) in accordance with this Section 1.3 and the terms of the escrow agreement attached as Exhibit 1.3(a) (the “Escrow Agreement”).  “Escrow Agent” means Morse, Barnes-Brown & Pendleton, P.C.

(b)          The followings terms shall have the following meanings for purposes of this Agreement:

(i) “Tampa Business Unit” shall mean the division of Bridgeline Digital that carries on the Seller Business (as defined below) following the Closing (formerly the business operations of Seller).

(ii) “Complete Earn-Out Period” shall mean the Initial Earn-Out Period and the Secondary Earn-Out Period (as defined below), if any, for a total of up to sixteen (16) full calendar quarters.

(iii) “First Earn-Out Period” shall mean the calendar quarter ending December 31, 2011.

(iv) “Initial Earn-Out Period” shall mean the period beginning on the Closing Date (as defined below) and continuing for the twelve (12) calendar quarters immediately following the Closing (each calendar quarter, an “Earn-Out Period”).

(v) “Net Revenue” shall mean the amount of revenue recorded by Bridgeline Digital with respect to the Seller Business net of such items as sales taxes, discounts, allowances, rebates, refunds and chargebacks, in accordance with generally accepted accounting principles (“GAAP”).

(vi) “Post-Acquisition Operating Income” shall mean pre-tax operating income using GAAP exclusive of any corporate overhead allocation (such as G&A, marketing and research and development, costs incurred with respect to relocation of Seller from its existing space, costs of integration and other costs and expenses directly related to this transaction).

(vii) “Secondary Earn-Out Period” shall mean the period beginning on the first day of the first full calendar quarter following the Initial Earn-Out Period and continuing for the four (4) calendar quarters immediately following the Initial Earn-Out Period (each such calendar quarter, an “Additional Earn-Out Period”).

(viii) “Seller Business” shall mean (a) the business and operations (which include revenues generated from the sale and licensing of software solutions, web application development and hosting services in any state) associated exclusively with the operations of the Tampa Business Unit following the Closing independent of the remaining business and operations of Bridgeline Digital and (b) revenues generated by the Royalty Agreement between Bridgeline Digital and Magnetic Merchants, Inc. dated as of the date hereof.  The Seller Business shall specifically include all new business conducted by Bridgeline Digital and its subsidiaries in the State of Florida following the Closing that is the type of business conducted by Seller immediately prior to the Closing, provided however that the Seller Business shall not include business conducted by Bridgeline Digital and its subsidiaries for clients of Bridgeline Digital who were clients of Bridgeline Digital as of the Closing.  All clients of Bridgeline Digital as of the Closing that are located in the State of Florida are listed on Exhibit 1.3(b)(i) attached hereto; such list includes the current quarterly revenue target per client.  All clients of Seller as of the Closing that are located in the State of Florida are listed on Exhibit 1.3(b)(ii) attached hereto.

(c)          The Bridgeline Digital Stock Certificates shall be released to the Shareholder by the Escrow Agent upon the satisfaction of the following conditions:  one (1) Bridgeline Digital Stock Certificate shall be delivered to the Shareholder if the Net Revenue during an Earn-Out Period or Additional Earn-Out Period, as the case may be, generated by the Seller Business equals or exceeds $500,000 (the “Net Revenue Target”) and one (1) Bridgeline Digital Stock Certificate shall be delivered to the Shareholder if (i) the Post-Acquisition Operating Income during the First Earn-Out Period generated by the Seller Business equals or exceeds $60,000, or (ii) the Post-Acquisition Operating Income during an Earn-Out Period (other than the First Earn-Out Period) or Additional Earn-Out Period, as the case may be, generated by the Seller Business equals or exceeds $90,000 (the “Operating Income Target”).  The calculation and audit of the Net Revenue Target and the Operating Income Target shall be made in accordance with Section 1.5 below.

(d)          In the event that Shareholder fails to meet or exceed the Net Revenue Target or the Operating Income Target in any quarter during the Initial Earn-Out Period, then Shareholder shall continue to be eligible to receive the Bridgeline Digital Stock during the Secondary Earn-Out Period in accordance with this Section 1.3; provided, however, that in no event shall the aggregate Bridgeline Digital Stock issuable to Shareholder in accordance with this Section 1.3 exceed the Bridgeline Digital Stock Certificates.  In the event that Shareholder has not received the full amount of Bridgeline Digital Stock during the Complete Earn-Out Period, then the Bridgeline Digital Stock represented by the Bridgeline Digital Stock Certificates remaining with the Escrow Agent at the end of the Complete Earn-Out Period shall be forfeited by Shareholder and returned to Bridgeline Digital.  Such forfeiture shall be evidenced by a stock power in the form attached as Exhibit 1.3(d).

(e)          In the event of (i) any sale of the Seller Business by any means, (ii) the consolidation of the Seller Business with or into any other existing or future business unit or affiliate of Bridgeline Digital or (iii) any other recapitalization, reorganization or other event, in each case the consequences of which are that the operations of the Seller Business are no longer able to be clearly separated from those of the other businesses or business units of Bridgeline Digital, then, notwithstanding anything to the contrary contained herein, Shareholder shall receive the Bridgeline Digital Stock Certificate(s) for the remaining Earn-Out Periods, as they would have become otherwise issuable.

1.4.           Earn-Out Consideration.

(a)          The Shareholder shall be entitled to earn additional consideration (the “Earn-Out”) during the Complete Earn-Out Period, in an amount up to $600,000 in the aggregate payable in cash in accordance with the terms of this Section 1.4 (the “Earn-Out Consideration”).

(b)          The Earn-Out Consideration shall be paid as follows:  if the Net Revenue for an Earn-Out Period or Additional Earn-Out Period, as the case may be, generated by the Seller Business equals or exceeds the Net Revenue Target, Shareholder shall receive a cash payment equal to $25,000; and if (i) the Post-Acquisition Operating Income during the First Earn-Out Period generated by the Seller Business equals or exceeds $60,000, or (ii) the Post-Acquisition Operating Income during an Earn-Out Period (other than the First Earn-Out Period) or Additional Earn-Out Period, as the case may be, generated by the Seller Business equals or exceeds the Operating Income Target, Shareholder shall receive a cash payment equal to $25,000.

(c)          The Earn-Out Amount (as defined below) is computed on a quarter-by-quarter basis and is not cumulative.  “Earn-Out Amount” shall mean the amount to be paid to Shareholder following an Earn-Out Period, as calculated in accordance with Section 1.4(b).

(d)          In the event that Shareholder fails to meet or exceed the Net Revenue Target or the Operating Income Target as set forth in Section 1.4(b) in any Earn-Out Period during the Initial Earn-Out Period, then Shareholder shall be entitled to continue to be eligible to earn the Earn-Out Amount during the Secondary Earn-Out Period in accordance with this Section 1.4; provided, however, that in no event shall the aggregate payments made to Shareholder in accordance with this Section 1.4 exceed the Earn-Out Consideration.

(e)          In the event of (x) any sale of the Seller Business by any means, (y) the consolidation of the Seller Business with or into any other existing or future business unit or affiliate of Bridgeline Digital or (z) any other recapitalization, reorganization or other event, in each case the consequences of which are that the operation of the Seller Business are no longer able to be clearly separated from those of the other businesses or business units of Bridgeline Digital, then, notwithstanding anything to the contrary contained herein, Shareholder shall receive a cash payment equal to the Earn-Out Amount for the remaining Earn-Out Periods as they would have become otherwise payable.

1.5.           Preparation and Delivery of Notice; Disputes.

(a)          Within forty-five (45) calendar days after the end of each calendar quarter (i.e., the three (3) months ended March 31, June 30, September 30 and December 31 of each relevant calendar year), Bridgeline Digital shall prepare an income statement reflecting the Seller Business calculated in accordance with GAAP for such Earn-Out Period and a related calculation of Net Revenue and Post-Acquisition Operating Income for such Earn-Out Period, such income statement shall exclude revenue from current customers of Bridgeline Digital listed on Exhibit 1.3(b)(i) up to the quarterly revenue target per customer set forth in such exhibit.  In the event quarterly revenue attributable to a customer listed on Exhibit 1.3(b)(i) exceeds the quarterly revenue level for such customer set forth on Exhibit 1.3(b)(i), then such excess revenue shall be attributed to the Seller Business and included on the income statement (each such income statement, Net Revenue and Post-Acquisition Operating Income calculation are collectively referred to herein as the “Income Statement”).  Bridgeline Digital shall provide to Shareholder a preliminary draft of the Income Statement within thirty (30) days after the end of each calendar quarter.  Promptly following Bridgeline Digital’s determination of such Net Revenue and Post-Acquisition Operating Income for an Earn-Out Period, Bridgeline Digital shall deliver the Income Statement to Shareholder, which shall include a statement of the total amount owed to Shareholder and the Bridgeline Digital Stock Certificates to be issued to Shareholder, if any, based on the calculations set forth above (each Income Statement and each such accompanying statement of the Earn-Out Amount and the Bridgeline Digital Stock Certificates to be issued to Shareholder, if any, are collectively referred to herein as the “Notice”).

(b)          The Shareholder shall have ten (10) days from the date of receipt of a Notice to either (i) accept the calculations and conclusions made in the Notice or (ii) give notice to Bridgeline Digital in writing that Shareholder intends to dispute the amounts included in the Notice, and such notice shall set forth in reasonable detail the disputed amount and the basis for such dispute.  Any such dispute by Shareholder must be reasonable and made in good faith.  If Shareholder accepts the computations, Bridgeline Digital shall pay the Earn-Out Amount to the Shareholder and instruct the Escrow Agent to deliver the Bridgeline Digital Stock Certificate(s) to the Shareholder, as the case may be, no later than five (5) days following acceptance of such computation.

(c)          If, within the ten (10) day period provided for in Section 1.5(b), Shareholder either affirmatively notifies Bridgeline Digital that it accepts the calculations and conclusions made in the Notice or does not otherwise give notice to Bridgeline Digital in writing that it intends to dispute the amounts included in the Notice, then within five (5) business days following the expiration of such ten (10) day period provided for in Section 1.5(b) or, if earlier, the date of Bridgeline Digital’s receipt of such affirmative notice of Shareholder’s acceptance of the calculations and conclusions made in the Notice, Bridgeline Digital shall pay to Shareholder the Earn-Out Amount and instruct the Escrow Agent to deliver the Bridgeline Digital Stock Certificate(s) to the Shareholder.

(d)          (i)  If Shareholder notifies Bridgeline Digital that it intends to dispute the amounts included in the Notice in accordance with Section 1.5(b)(ii) above, then Bridgeline Digital and Shareholder shall negotiate in good faith to resolve the dispute.  If Bridgeline Digital and Shareholder are unable to reach a resolution within ten (10) business days after receipt by Bridgeline Digital of Shareholder’s written notice of dispute, then Bridgeline Digital and Shareholder shall submit the matter to a mutually acceptable independent public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) (the “Independent Accounting Firm”), which shall, within thirty (30) calendar days after such submission, determine the Earn-Out Amount, if any, and whether the Bridgeline Digital Stock Certificate(s) should be delivered to Shareholder.  The determination of the Earn-Out Amount and whether the Bridgeline Digital Stock Certificate(s) should be delivered to Shareholder by the Independent Accounting Firm shall be final, non-appealable and binding on the parties.

(ii)  In the event that the Independent Accounting Firm determines that the amounts included in the Notice provided under Section 1.5(a) are accurate and correct in all material respects, then (A) Shareholder shall pay all costs and expenses charged by the Independent Accounting Firm (the “Earn-Out IAF Fee”) and (B) if an Earn-Out Amount is due and Bridgeline Digital Stock Certificate(s) are to be delivered to Shareholder pursuant to such Notice, within five (5) business days of the parties’ receipt of such report by the Independent Accounting Firm, Bridgeline Digital shall pay such Earn-Out Amount to Shareholder (which payment may be in an amount net of the Earn-Out IAF Fee otherwise due from Shareholder to the Independent Accounting Firm, if Bridgeline Digital chooses in its sole discretion to pay directly to the Independent Accounting Firm the Earn-Out IAF Fee due from Shareholder) and Bridgeline Digital shall instruct the Escrow Agent to deliver the Bridgeline Digital Stock Certificate(s) to Shareholder.

(iii) In the event that the Independent Accounting Firm determines that the calculation of the amount of the Net Revenue or Post-Acquisition Operating Income included in the Notice is inaccurate or misstated such that the an Earn-Out Amount would not be payable for the subject period or that one or both of the Bridgeline Digital Stock Certificates should be delivered to the Shareholder with respect to the subject period, then (A) Bridgeline Digital shall pay the Earn-Out IAF Fee and (B) within five (5) business days of the parties’ receipt of such report by the Independent Accounting Firm, Bridgeline Digital shall pay to Shareholder the Earn-Out Amount determined by the Independent Accounting Firm and shall instruct the Escrow Agent to deliver to Shareholder the Bridgeline Digital Stock Certificate(s) as determined by the Independent Accounting Firm.

1.6           Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place simultaneous with the execution of this Agreement (the “Closing Date”), at the offices of Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Blvd., Suite 2800, Tampa Florida.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER

           In order to induce Bridgeline Digital to enter into this transaction, the Seller and the Shareholder represent and warrant to Bridgeline Digital that, except as set forth in the disclosure schedules of Seller (the “Disclosure Schedules”), the statements made in this Article II are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article II and the disclosure in any paragraph shall qualify other sections in this Article II to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other sections.   Whenever in this Article II the term “to the knowledge of the Seller” is used, it shall mean the actual knowledge of Jennifer Bakunas and Kenneth Bakunas.

2.1.               Organization and Corporate Power.  Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Florida and has the power and authority to carry on its business as presently conducted.  There is no other jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes qualification to do business as a foreign corporation necessary, except where the failure to be so qualified will not have a Material Adverse Effect on the Seller.  For purposes of this Agreement, the term “Material Adverse Effect”, when used with respect to any party to this Agreement, means a material adverse effect upon the results of operations, financial condition, assets, liabilities, intellectual property, tangible properties or business of such entity, taken as a whole.

2.2.               Authorization. Seller has the right, power and legal capacity and has taken all necessary legal director and shareholder action required for the due and valid authorization, execution, delivery and performance by Seller of this Agreement and any other agreement or instrument executed by Seller in connection herewith (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated herein or therein.  This Agreement is, and to the extent that Seller is a party thereto, each of the Transaction Documents is, a valid and binding obligation of Seller enforceable in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.

2.3.               No Conflicts.  Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller does not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest or other encumbrance under (a) any note, agreement, contract, license, instrument, lease or other obligation to which Seller is a party or by which Seller is bound, and for which Seller has not previously obtained a written waiver of such breach or default, which waiver has been delivered to Bridgeline Digital, except where such violation would not have Material Adverse Effect on Seller, (b) any judgment, order, decree, ruling or injunction known and applicable to Seller, (c) any statute, law, regulation or rule of any governmental agency or authority, or (d) the articles of incorporation, by-laws, organizational documents or equivalent documents of Seller (collectively, the “Seller Charter Documents”).  This Agreement and the transactions contemplated hereby have been unanimously approved by Seller’s Board of Directors and approved by the Shareholder, as required by the Seller Charter Documents, and do not require any further legal action or authorization, and are not and will not be subject to any right of first refusal, put, call or similar right.

2.4.               Government Approvals. Except for filing with and acceptance by the Delaware Secretary of State and Florida Secretary of State of applicable merger certificates, no consent, approval, license, order or authorization of, or registration, qualification, declaration, designation, or filing (each a “Consent”) with any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency (each a “Governmental Entity”), is or will be required on the part of the Seller in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and any other agreements or instruments executed by Seller in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Seller.

2.5.               Authorized and Outstanding Equity Interests.  Seller has 2,000 shares of common stock, no par value, authorized under its Articles of Incorporation, all of which are validly issued and outstanding and held by the Shareholder.  Such equity interests are free from any restrictions on transfer, except for restrictions imposed by federal or state securities laws.  There are no voting agreements, voting trusts, registration rights, rights of first refusal, preemptive rights, buy-sell agreements, co-sale rights, or other restrictions applicable to any capital stock or equity interests in Seller.  There are no options or warrants to acquire capital stock of Seller.  All of the issued and outstanding capital stock in Seller was issued in transactions complying with or exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state “blue sky” laws.  There are no equity interests in Seller that consist of contractual or so-called “phantom” equity interests.

2.6.               Subsidiaries.  Seller does not have any subsidiaries.  Seller does not have any investment or other interest in, or any outstanding loan or advance to or from, any person or entity, including, without limitation, any officer, director or shareholder.

2.7.               Financial Information.  Seller has previously delivered to Bridgeline Digital the unaudited balance sheet of Seller as of December 31, 2009 and December 31, 2010 and the profit and loss statements for the years then ended (collectively, the “Annual Seller Financial Statements”).  In addition, Seller has previously delivered to Bridgeline Digital the unaudited balance sheet of Seller at August 31, 2011, and the related statements of earnings and cash flows for the eight months then ended (the “Interim Seller Financial Statements”).  The Annual and Interim Seller Financial Statements present fairly, in all material respects, the financial condition and results of operations of Seller as of and for the relevant periods and have been prepared from, and are consistent with, the books and records of Seller, except that the Interim Seller Financial Statements omit financial information relating to the two subsidiaries of Seller at August 31, 2011 and for the eight months then ended.  Except as set forth on the Disclosure Schedule, Seller has no liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Annual or Interim Seller Financial Statements that is reasonably likely to materially and adversely affect the financial condition of Seller.  Except as set forth in the Interim Seller Financial Statements or on the Disclosure Schedule, since August 31, 2011 (the “Balance Sheet Date”), (i) there has been no change in the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller except for changes in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect, and (ii) none of the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller have been materially adversely affected by any occurrence or development, in the aggregate, whether or not insured against.  Seller is solvent, and the Pre-Merger EBITDA (as defined below) of Seller was at least equal to $-35,000 for the six months ended June 30, 2011.  “Pre-Merger EBITDA” shall mean net income increased by interest expense, taxes, depreciation and amortization on a cash basis.

2.8.               Events Subsequent to the Balance Sheet Date.  Except as set forth on the Disclosure Schedule, or in the Seller Financial Statements, since the Balance Sheet Date, Seller has not, in excess of $5,000 (i) issued any equity interest, (ii) borrowed any amount or incurred or become subject to any material liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Seller Financial Statements and incurred in the ordinary course of business, (iv) declared or made any payment, other than ordinary payments of compensation in amounts consistent with the historic levels, or distributions to Shareholder or purchased or redeemed any Shares or other equity interests, except for the exercise of stock options or similar rights, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable or such liabilities or obligations which would not have a Material Adverse Effect on Seller, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any material debt or claim, except in the ordinary course of business, in an individual amount in excess of $2,500, or $7,500 in the aggregate, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business, in an individual amount in excess of $2,500, or $7,500 in the aggregate, (viii) suffered any material loss of property or knowingly waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, (x) made any material change in the manner of business or operations of Seller, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

2.9.               Litigation.  There is no litigation or governmental proceeding or investigation, pending or, to Seller’s knowledge, threatened, against Seller or affecting any of Seller’s properties or assets, or against any director, officer, key employee, present or former shareholder of Seller in his or her capacity as such, nor to Seller’s knowledge has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted.  To Seller’s knowledge, Seller is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, except for such order, writ, injunction, decree, ruling or decision which would not have a Material Adverse Effect on Seller.

2.10.             Compliance with Laws and Other Instruments.  Seller is in compliance with the Seller Charter Documents, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute and regulation by which it is bound or to which its properties are subject and where non-compliance would not have a Material Adverse Effect on Seller.

2.11.             Taxes.

(a)          The term “Taxes” as used in this Agreement means all federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.  The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.  “Tax Authority” means any governmental authority responsible for the imposition of any Tax.

(b)          The Seller has timely filed all Tax Returns required to be filed by it and has paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which Seller is obligated to withhold for amounts paid or owing to employees, creditors and third parties.  All Tax Returns filed by Seller were complete and correct in all material respects.  Except as set forth on the Disclosure Schedule, none of the Tax Returns filed by Seller or Taxes payable by Seller have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Seller, threatened.  Except as set forth on the Disclosure Schedule, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  All material elections with respect to Taxes with respect to Seller, as of the Closing Date, are set forth in the Seller Financial Statements or in the Disclosure Schedule.

(c)          To the best of the Seller’s knowledge, no circumstances exist or have existed which would constitute grounds for assessment against Seller of any tax liability with respect to any period for which Tax Returns have been filed, including, but not limited to, any circumstances relating to the existence of a valid subchapter S corporation election for Seller for any such period.  The Seller’s election to be taxed as a subchapter S corporation under Section 1361 of the Code has been in effect throughout the existence of the Seller and, accordingly, the Seller has never been subject to any federal income tax by reason of being a “C Corporation” (as that term is defined in the Code).  No shareholder is a nonresident alien for purposes of U.S. income taxation, including for purposes of Section 897 of the Code.

(d)          Neither the Seller nor the Shareholder is a party to any Tax sharing agreement or similar arrangement.  The Seller has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), and neither the Seller nor the Shareholder has any liability for the Taxes of any Person.  “Person” shall mean an individual or entity, including a partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity (or any department, agency, or political subdivision thereof).

(e)          There are no liens for Taxes upon any of the assets.  The unpaid Taxes of Seller did not, as of December 31, 2010, exceed by any material amount the accrual for current Taxes (as opposed to any accrual for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Annual Seller Financial Statements, and will not exceed by any material amount such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.  Seller has not incurred any liability for Taxes from January 1, 2011 through the Closing Date other than in the ordinary course of business consistent with past practice.  Seller is not obligated to file any Tax Return in any jurisdiction (whether foreign or domestic) other than those jurisdictions in which it currently files Tax Returns.

(f)          Each Plan (as defined in Section 2.22) that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2005 and Seller does not have, and does not expect to have any future, Tax withholding obligation in respect of Section 409A under any Plan.

(g)          Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code).

(h)          Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2) of the Code.

2.12.             Real Property.

(a)          The Disclosure Schedule sets forth the addresses and uses of all real property that Seller owns, leases or subleases, and any lien or encumbrance on any such owned real property or Seller’s leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the rental obligations of the lessee thereunder.

(b)          There are no defaults by Seller under any existing leases, subleases or other contractual obligations pertaining to real property that Seller owns, leases or subleases, and to the best knowledge of Seller, by any other party, which might curtail in any material respect the present use of Seller’s property listed on the Disclosure Schedule.

2.13.             Personal Property & Capital Equipment.  The Disclosure Schedule sets forth a full and complete list of all personal property, including capital equipment, owned or leased by Seller which has a book value in excess of $500.  Except as set forth on the Disclosure Schedule, and except for property sold or otherwise disposed of in the ordinary course of business, Seller has good and marketable title, free and clear of any lien, charge, restriction or encumbrance, to all of such personal property.  All material items of such personal property used in the operation of the business of Seller are in good operating condition, normal wear and tear accepted.

2.14.             Intellectual Property.

(a)          The “Seller Intellectual Property” consists of its rights in its corporate name, the domain names and URLs set forth on the Disclosure Schedule, the textual information contained in its web site, and its rights under licenses for standard off-the-shelf software such as Microsoft Office, customer and supplier lists; know-how and show-how rights.

(b)          The Seller Intellectual Property consists solely of items and rights which are either: (i) owned by the Seller; (ii) in the public domain; or (iii) rightfully used and authorized for use by the Seller and its successors pursuant to a valid license.  The Seller has all rights in the Seller Intellectual Property necessary to commercially exploit the same in connection with the such party’s current, former, and planned or scheduled activities in all geographic locations and fields of use in which the Seller currently operates or is scheduled to operate, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.  The Seller owns or has the right to use all Intellectual Property necessary (i) to provide the services provided by the Seller to other parties, or (ii) to operate the Seller’s internal systems that are material to the business or operations of the Seller, including, without limitation, computer hardware systems, software applications and embedded systems (the “Seller Internal Systems”).  The Seller Intellectual Property, to the Seller’s knowledge, and the Seller Internal Systems are free from significant defects or programming errors which interfere with the operation and use of the Seller Intellectual Property and Seller Internal Systems.

(c)          The use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights by the Seller with respect to any of the products of the Seller currently being licensed or sold or that are currently being developed, including all hardware products and tools, software products and tools, and services that are currently licensed, offered or under development by the Seller (the “Seller Products and Services”) does not infringe any intellectual property right, right of privacy, or right in personal data of any person or entity.  No claims (i) challenging the validity, effectiveness or ownership by the Seller of any of the Seller Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights by the Seller with respect to any of the Seller Products and Services infringes or will infringe on any intellectual property or other proprietary or personal right of any person, have been asserted to the Seller or, to the knowledge of the Seller, are threatened by any person, nor to the knowledge of the Seller, are there any valid grounds for any bona fide claim of any such kind.  To the knowledge of the Seller, there are no pending or unissued patent rights which infringe upon or impair the Seller Intellectual Property.  To the knowledge of the Seller, there is no unauthorized use, infringement or misappropriation of any of the Seller Intellectual Property by any third party, employee or former employee.

(d)          To the knowledge of the Seller, none of the Seller Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any person or entity.

2.15.             Agreements of Directors, Officers, Employees and Consultants.  To Seller’s knowledge, no current or former officer or employee of or consultant to Seller is in violation of any term of any employment contract, non-competition agreement, non-disclosure agreement or other contract or agreement containing restrictive covenants relating to the conduct of any such current or former shareholder, officer, employee, or consultant or otherwise relating to the use of trade secrets or proprietary information of others by any such person.  Jennifer Bakunas currently serves as a director and the CEO, President, Treasurer and Secretary of Seller, and Ken Bakunas currently serves as a Director and the Chief Technology Officer of Seller.  They are the only current officers and directors of Seller, and each was duly elected and is presently serving as such officer or director.  Set forth on the Disclosure Schedule is a list of all current employees of Seller.  Since January 1, 2011, Seller has not paid or become committed to pay any bonus or similar additional compensation to any officer, director or employee of Seller, other than bonuses for employee of the month in the amount of $250 per month.

2.16.             Governmental Licenses.  Seller has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for Seller to conduct its business as presently conducted.  All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be Materially Adversely Affected by the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

2.17.             List of Material Contracts and Commitments.  The Disclosure Schedule sets forth a complete and accurate list of all material contracts to which Seller are a party or by or to which any of its assets or properties is bound or subject.  As used on the Disclosure Schedule, the phrase “Seller Material Contract” means and includes every material agreement or material understanding of any kind, written or oral, which is legally enforceable by or against Seller, and specifically includes without limitation (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, company, joint venture or any other entity in which any such person or entity has an interest; (b) agreements with any labor union or association representing any Seller employee; (c) contracts and other agreements for the provision of services other than by employees of Seller which entail a reasonably foreseeable financial consequence to any contracting party of at least $15,000; (d) bonds or other security agreements provided by any party in connection with the business of Seller; (e) contracts and other agreements for the sale of any of the assets or properties of Seller other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of said assets or properties; (f) joint venture agreements relating to the assets, properties or business of Seller or by or to which any of its assets or properties are bound or subject; (g) contracts or other agreements under which Seller agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to any indebtedness of Seller; or (i) any other contract or other agreement whether or not made in the ordinary course of business and involving a reasonably foreseeable financial consequence to any contracting party of at least $15,000.  Seller has delivered to Bridgeline Digital true, correct and complete copies of all such contracts, together with all modifications and supplements thereto.  Except as set forth on the Disclosure Schedule, each of the contracts listed on the Disclosure Schedule is in full force and effect.  Seller is not in breach of any of the material provisions of any such Seller Material Contract, nor, to the best knowledge of Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default of a material provision thereunder, except for any such breach or default that individually and in the aggregate would not have a Material Adverse Effect on Seller.  Seller has performed in all material respects all obligations required to be performed by them under each such contract as of the Closing.

2.18.         Government Contracts.

(a)          The Disclosure Schedule  sets forth a true, correct and complete list of all currently active contracts and contracts completed within the last six years between Seller, on the one hand, and any Governmental Entity, prime contractor to a Governmental Entity, or higher tier subcontractor to a prime contractor to a Governmental Entity, on the other hand (“Government Contracts”).  Seller is not in breach of or default under any such Government Contract, and no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such breach or default, and all representations and certifications made by Seller with respect to such Government Contracts were accurate in all material respects as of their effective date and Seller has fully complied with all such representations and certifications in all material respects.  No other party to any such Government Contract is in breach thereof or default thereunder and, to the best knowledge of Seller, no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a breach or default.

(b)          Except as set forth on the Disclosure Schedule, none of the Government Contracts (including task orders, delivery orders or other ordering documents) contain any special or unique pricing arrangements, including, without limitation, “most favored nation” or price reduction clauses.  Seller is not in material breach of or default under any such pricing arrangements or clauses, and no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such breach or default.

(c)          During the last five years, no Governmental Entity, and no competitor or other customer of or supplier to Seller, has conducted, initiated or requested, nor has threatened in writing to conduct, initiate or request, any investigation, action, suit or proceeding with respect to the obligations of Seller under any Government Contract, including any contract compliance, ethical or procurement integrity issues.

(d)          Neither Seller nor any of its respective officers or employees are currently, or have been within the last three years, debarred or suspended from doing business with any Governmental Entity, or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

(e)          Except as set forth on the Disclosure Schedule, Seller does not currently hold, or since June 30, 2005 has not been awarded, any non-standard or special “GSA Schedule Contract” including without limitation any blanket purchase agreement.

(f)          Except as provided on the Disclosure Schedule, between June 30, 2004 and the date hereof, Seller has not entered into any Government Contract or submitted any bid outside of the ordinary course of business and consistent with past practice.

(g)          The Disclosure Schedule sets forth, as of this Agreement a true and complete list of all facility security clearances held by Seller, and all personnel security clearances held by any officer, director or employee of Seller.  Seller possesses all necessary security clearances, licenses and permits for the execution of its obligations under any Government Contract to which it is a party, and, to the best knowledge of Seller, there is presently no investigation, review or proceeding that could reasonably result in a denial or termination of any such clearance, license or permit.

(h)          Except as provided on the Disclosure Schedule, no Governmental Entity, prime contractor or higher tier subcontractor has disallowed, or given written notice of an intent to disallow or otherwise questioned, any costs proposed, estimated, incurred, recorded, billed or otherwise claimed for reimbursement by Seller regarding any Government Contract that has not been finally closed out, including with respect to any incurred cost submission to a Governmental Entity by Seller.  Each outstanding audit report by any Governmental Entity pertaining to such costs is identified on the Disclosure Schedule.

(i)          Except as set forth in the Disclosure Schedule, there are (i) no outstanding written claims against Seller, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract referred to in the Disclosure Schedule, and (ii) no written disputes between the Seller, on the one hand, and the U.S. Government, on the other hand, under the Contract Disputes Act or any other Federal statute or between Seller, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract.

2.19.             Ethical and Compliance Practices.

(a)          Except as permitted under applicable law, Seller has not offered or given anything of value to any official of a Governmental Entity, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity or assist Seller in obtaining or retaining business for, or with, or directing business to, any Person or (ii) constituting a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for or with any Governmental Entity.

(b)          Prior to the date hereof, Seller has provided or made available to Bridgeline Digital all applicable formal, internally or externally published and written policies of Seller on ethical practices and compliance.  To the best knowledge of Seller, Seller and its officers, directors and employees are in compliance in all material respects with such policies.

2.20.             Accounts Receivable.  The Disclosure Schedule sets forth a full and complete list of Seller’s accounts receivable and accounts receivable reserve as of close of business on the date immediately preceding the Closing Date.  Except as set forth on the Disclosure Schedule, all accounts reflected on the Seller Financial Statements, and all accounts receivable arising subsequent to the date of such balance sheets, have arisen in the ordinary course of business and represent valid obligations owing to Seller.  Except as set forth on the Disclosure Schedule, to the best knowledge of Seller, none of Seller’s receivables are subject to any claim of offset, recoupment, setoff or counterclaim and Seller has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of receivables is contingent upon the performance by Seller of any obligation or contract other than normal warranty repair and replacement.  No person has any lien on any such receivables and no agreement for deduction or discount has been made with respect to any such receivables.  Except as set forth on the Disclosure Schedule, to the best knowledge of Seller, all of Seller’s accounts and notes receivable reflected on the Seller Financial Statements and all accounts and notes receivable arising subsequent to the date of such balance sheets are collectible in full by Seller in the ordinary course of business.

2.21.             Insurance Coverage.  The Disclosure Schedule hereto contains an accurate summary of the insurance policies currently maintained by Seller.  Except as described on the Disclosure Schedule, there are currently no claims pending against Seller pursuant to any insurance policy currently in effect and covering the property, the business or the employees of Seller.

2.22.             Employee Matters.  Except as set forth on the Disclosure Schedule, neither the Seller nor any person that together with the Seller would be treated as a single employer (an “ERISA Affiliate”) under Section 414 of the Code has established or maintains or is obligated to contribute to (a) any bonus, severance, stock option, or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (written or oral), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All such plans (individually, a “Plan” and collectively, the “Plans”) have been operated and administered in all material respects in accordance with their terms, as applicable, with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.  No act or failure to act by Seller has resulted in, nor does Seller have knowledge of a non-exempt “prohibited transaction” (as defined in ERISA) with respect to the Plans.  Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to any Plan subject to Title IV of ERISA.  With respect to the employees and former employees of Seller, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.  Seller has funded, or made adequate reserves for, the full amounts of the employer contributions that are required under the terms of said plan to be paid by Seller with respect to the year ended December 31, 2010 and the period from and including January 1, 2011 through and including the Closing Date.

2.23.             Customers.  Except as set forth on the Disclosure Schedule:

(a)          The relationships of Seller with its significant customers are good commercial working relationships and no significant customer of Seller has canceled or otherwise terminated, or to Seller’s knowledge, threatened to cancel or otherwise to terminate any contract with Seller prior to the end of its term and, to Seller’s knowledge, the consummation of the transactions contemplated hereby will not materially adversely affect the relationship of Bridgeline Digital with any such customer.

(b)          To Seller’s knowledge, no supplier or customer has notified Seller that it intends to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller, or its usage or purchase of the services of Seller, and, to Seller’s knowledge, the consummation of the transactions contemplated hereby will not materially adversely affect the relationship of Bridgeline Digital with any such supplier.

2.24.             No Brokers or Finders.  No person or entity has or will have, as a result of the actions of Seller, or the Shareholder, any right, interest or claim against or upon Seller, or the Shareholder for any commission, fee or other compensation as a finder or broker arising from the transactions contemplated by this Agreement.

2.25.             Transactions with Insiders.  Except as set forth on the Disclosure Schedule, there are no currently outstanding loans, leases or other contracts between Seller and any officer or director of Seller, or any person or entity owning five percent (5%) or more of the total number of Shares, or any respective family member or affiliate of any such officer, director or shareholder.

2.26.             Guarantees.  Except as set forth on the Disclosure Schedule, Seller has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person or entity, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

2.27.             Bank Accounts, Signing Authority, Powers of Attorney.  Except as set forth on the Disclosure Schedule, Seller does not have an account or safe deposit box in any bank and no person or entity has any power, whether singly or jointly, to sign any checks on behalf of Seller, to withdraw any money or other property from any bank, brokerage or other account of Seller, or to act pursuant to any power of attorney granted by Seller at any time for any purpose.

2.28.             Books and Records.  The books and records of Seller made available to Bridgeline Digital for inspection include copies of the by-laws and other governing documents as currently in effect and accurately record therein in all material respects all actions, proceedings, consents and meetings of the Board and shareholder of Seller and any committees thereof.

2.29.             Privacy and Data Collection.  Seller has at all times complied with all laws and regulations relating or applicable to privacy, publicity, data protection, collection, storage, transfer, release and use of personal information and user information gathered or accessed in the course of the business and operations of Seller.  Seller has at all times complied in all material respects with all rules, policies and procedures established by Seller from time to time with respect to privacy, publicity, data protection, collection, storage, transfer and use of personal information and user information gathered or accessed in the course of the business and operations of Seller (collectively, the “Seller Privacy Policies”), noncompliance with which would result in a Material Adverse Effect on Seller.  No claims have been asserted or, to the knowledge of Seller, threatened against Seller by any Person or governmental entity alleging a violation of such Person’s, or any other Person’s, privacy, publicity, personal or confidentiality rights under any such laws, or a breach or other violation of any of the Seller Privacy Policies, where such violation would have a Material Adverse Effect on Seller.  Seller has taken commercially reasonable measures (including but not limited to, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that personal and consumer information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of Seller, there has been no unauthorized access to, use, modification, disclosure or other misuse of such information.  Neither the execution, delivery nor performance of this Agreement or the consummation of the transaction contemplated hereby shall result in any breach or violation of the Seller Privacy Policies or violate any Law with respect to such data or information.

2.30.             Foreign Corrupt Practices Act.  Seller has not taken any action which would cause such party to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.  There is not now, and there has never been, any employment by Seller of, or record ownership in the Seller by, any governmental or political official in any country in the world.

2.31.             Disclosure.  Neither the representations or warranties made by Seller in this Agreement, nor the Disclosure Schedule or any other certificate executed and delivered by Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE III

REPRESENTATIONS, COVENANTS AND RIGHTS OF SHAREHOLDER

In order to induce Bridgeline Digital to enter into this transaction, the Shareholder represents and warrants to Bridgeline Digital that the statements made in this Article III are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1.               Ownership of Shares.  The Shareholder has valid title to and owns beneficially and of record all of the 2,000 outstanding shares of Seller common stock, and has good and marketable title to such Shares, free and clear of any and all transfer restrictions (other than those imposed by relevant securities laws), options, liens, claims, pledges, voting trusts and agreements, security interests, charges and other restrictions or encumbrances of any kind or nature.  The Shareholder has the absolute and unconditional right, power, authority and capacity to execute and perform this Agreement and any of the Transaction Documents to which she is a party and to consummate the transactions contemplated hereby.  The Shareholder has not granted any option or other commitment or is not otherwise a party to or bound by any agreement obligating the Shareholder to sell, pledge or otherwise grant any interest in the Shares to any person or entity.

3.2.               Authorization.  The Transaction Documents shall include all documents executed and delivered at the Closing to which the Shareholder is a party.  This Agreement and each of the Transaction Documents to which the Shareholder is a party have been duly executed and delivered by the Shareholder and constitute the valid and binding obligations of the Shareholder enforceable against the Shareholder in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.

3.3.               No Conflicts.  The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Shareholder do not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest or other encumbrance under (a) any note, agreement, contract, license, instrument, lease or other obligation to which the Shareholder is a party or by which the Shareholder is bound, and for which the Shareholder has not previously obtained a written waiver of such breach or default, which waiver has been delivered to Bridgeline Digital, except where such violation would not have a Material Adverse Effect on the Shareholder, (b) any judgment, order, decree, ruling or injunction known and applicable to the Shareholder, or (c) any statute, law, regulation or rule of any governmental agency or authority.

3.4.               Shareholder’s Investment Representations.

NOTWITHSTANDING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.4 WHICH ARE INTENDED TO COMPLY WITH THE REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS, FOR PURPOSES OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE INDEMNITY OBLIGATIONS OF BRIDGELINE DIGITAL SET FORTH HEREIN, BRIDGELINE DIGITAL ACKNOWLEDGES AND AGREES THAT (1) THE SHAREHOLDER IS RELYING ON THE  REPRESENTATIONS AND WARRANTIES OF BRIDGELINE DIGITAL SET FORTH IN THIS AGREEMENT, (2) SUCH REPRESENTATIONS AND WARRANTIES OF BRIDGELINE DIGITAL ARE A MATERIAL INDUCEMENT TO THE SHAREHOLDER TO ENTER INTO THIS AGREEMENT AND TO EFFECTUATE THE TRANSACTIONS CONTEMPLATED HEREIN AND (3) THE REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER IN THIS SECTION 3.4 SHALL NOT LIMIT OR OTHERWISE ABROGATE IN ANY RESPECT THE REPRESENTATIONS AND WARRANTIES OF BRIDGELINE DIGITAL IN THIS AGREEMENT.

The Shareholder represents that her present intention is to acquire the shares of Bridgeline Digital Stock to be issued in connection with this Agreement for her own account and that such Bridgeline Digital Stock is being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.  The Shareholder represents that she has had an opportunity to ask questions of and receive answers from the authorized representatives of Bridgeline Digital and to review any relevant documents and records concerning the business of Bridgeline Digital and the terms and conditions of this investment and that any such questions have been answered to the Shareholder’s satisfaction.  The Shareholder acknowledges that it has been called to her attention that this investment involves a high degree of risk and that Bridgeline Digital has a limited operating history.  The Shareholder acknowledges that she can bear the economic risks of her investment in the Bridgeline Digital Stock and that she has such knowledge and experience in financial or business matters that she is capable of evaluating the merits and risks of this investment in the Bridgeline Digital Stock and protecting her own interests in connection with this investment.  The Shareholder understands that the Bridgeline Digital Stock to be issued in connection with the transactions contemplated hereby has not been registered under the Securities Act and that such shares must be held indefinitely unless a subsequent disposition thereof is permitted under the Securities Act or is exempt from such registration.  The Shareholder further represents that she understands and agrees that until transferred as herein provided, or transferred pursuant to the provisions of Rule 144 of the Securities Act, all certificates evidencing the Bridgeline Digital Stock to be issued in connection with the Closing, whether upon initial issuance or upon transfer thereof, shall bear a legend (and Bridgeline Digital will make a notation on its transfer books to such effect) prominently stamped or printed thereon reading substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

3.5.               Shareholder’s Consent to the Merger. Shareholder’s execution of this Agreement constitutes her written consent to the Merger and her approval of this Agreement for purposes of Section 607.1103 of the FBCA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BRIDGELINE DIGITAL

           In order to induce Seller and the Shareholder to enter into this transaction, Bridgeline Digital represents and warrants to Seller and the Shareholder that the statements made in this Article IV are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1.               Organization and Qualification.  Bridgeline Digital is a corporation duly organized, validly existing and in corporate good standing in the State of Delaware and has the power and authority to carry on its business as presently conducted.  Bridgeline Digital is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a Material Adverse Effect on Bridgeline Digital.  Each subsidiary of Bridgeline Digital is a corporation duly organized, validly existing and in corporate good standing under the laws of its jurisdiction of incorporation.

4.2.               Authority.  This Agreement, and to the extent Bridgeline Digital is a party to the Transaction Documents, each of the Transaction Documents, has been duly authorized, executed and delivered by Bridgeline Digital and constitutes a legal, valid and binding obligation of Bridgeline Digital, enforceable against it in accordance with its terms except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.  Bridgeline Digital has the right, power and authority to enter into this Agreement and to carry out the terms and provisions of this Agreement, and to enter into and carry out the terms of all agreements and instruments required to be delivered by Bridgeline Digital by the terms of this Agreement, without obtaining the consent of any third parties or authorities.  This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of Bridgeline Digital and no additional corporate action or authorization is required by Bridgeline Digital in connection with the consummation of the transactions contemplated by this Agreement.

4.3.               No Conflicts.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby by Bridgeline Digital, and compliance with the provisions hereof, do not and will not: (a) violate, conflict with or result in a breach of any provision or constitute a default under (i) the Certificate of Incorporation or By-laws of Bridgeline Digital (the “Bridgeline Digital Charter Documents”), or (ii) any contract or agreement to which Bridgeline Digital is a party or to which the assets or business of Bridgeline Digital may be subject, except where such violation would not have a Material Adverse Effect on Bridgeline Digital; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the assets, properties or business of Bridgeline Digital, except where such violation would not have a Material Adverse Effect on Bridgeline Digital.

4.4.               Government Approvals.  Except for filing with and acceptance by the Delaware Secretary of State and Florida Secretary of State of applicable merger certificates and filings pursuant to Regulation D of the Securities Act, no Consent of any Governmental Entity, is or will be required on the part of the Bridgeline Digital in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and any other agreements or instruments executed by Bridgeline Digital in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Bridgeline Digital.

4.5.               SEC Filings.  Since July 5, 2007, Bridgeline Digital has filed all reports, registrations, prospectuses, schedules, forms, statements and other documents (including all exhibits to any of the foregoing), together with any required amendments thereto, that Bridgeline Digital is required to file with the Securities Exchange Commission (“SEC”), including forms 10-K, 10-Q, 8-K and proxy statements (collectively, the “Bridgeline Digital SEC Reports”).  The Bridgeline Digital SEC Reports (i) were prepared in compliance with the requirements of the Securities Act and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.               Legal Conditions to the Merger.  Each of Bridgeline Digital, Seller and the Shareholder will use all reasonable efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger.  Each of Bridgeline Digital, Seller and the Shareholder will use all reasonable efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Seller, Bridgeline Digital or the Shareholder in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

5.2.               Employee Matters.  Nothing contained herein will be considered as requiring Seller or Bridgeline Digital to continue the employment of any employee for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment.  Except as otherwise set forth herein, it is specifically understood that continued employment with Seller or employment with Bridgeline Digital is not offered or implied for any employees of Seller.

5.3.               Additional Agreements.  In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Bridgeline Digital with full title to all properties, assets, rights, approvals, immunities and franchises of Seller, including without limitation, the novation of any Government Contracts, the parties will promptly take all such necessary action.  Without limiting the foregoing, on or prior to the Closing Date, Seller will deliver to Bridgeline Digital a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Bridgeline Digital and any state Tax clearance certificates required to relieve Seller of any withholding obligation.

5.4.               Public Announcements.  Except as may be required by law or stock market regulations, neither Bridgeline Digital nor Seller will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, or to the attorneys, advisors and accountants of the parties hereto) without the prior written agreement of Bridgeline Digital and Seller.

5.5.               Confidentiality.  Seller, Bridgeline Digital and the Shareholder have previously entered into a Non-Disclosure Agreement (the “Confidentiality Agreement”), concerning each party’s obligations to protect the confidential information of the other party.  Seller, the Shareholder and Bridgeline Digital each hereby affirm each of their obligations under such Confidentiality Agreement.

5.6.               Benefit Plans.  As soon as administratively practicable after the Closing Date and to the extent allowable under the Bridgeline Digital Benefit Plans (as defined below), Bridgeline Digital shall take all reasonable action so that employees of Seller that become employees of Bridgeline Digital after the Closing Date shall be entitled to participate in each employee benefit plan, program or arrangement of the Bridgeline Digital of general applicability (the “Bridgeline Digital Benefits Plans”) to the same extent as similarly-situated employees of Bridgeline Digital and its subsidiaries (it being understood that inclusion of the employees of Seller in the Bridgeline Digital Benefits Plans may occur at different times with respect to different plans).

5.7.               Lock Up Agreement.  Shareholder acknowledges and agrees that she will not (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge, hypothecate, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the Bridgeline Digital Stock; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Bridgeline Digital Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Bridgeline Digital Stock, in cash or otherwise, or (3) make any demand for or exercise any right with respect to, the registration of the Bridgeline Digital Stock or any security convertible into or exercisable or exchangeable for the Bridgeline Digital Stock for a period of one (1) year subsequent to the Closing Date.  Shareholder further agrees not to enter into any private transaction involving the Bridgeline Digital Stock unless (i) Bridgeline Digital receives an opinion of counsel acceptable in form and substance to Bridgeline Digital to the effect that the proposed transaction is exempt from the registration requirements of the Act and (ii) the proposed transferee agrees to be bound by all the provisions in this Section 5.7 prior to any such private transaction. Notwithstanding anything to the contrary contained herein, the restrictions contained herein shall not apply to the transfer of the Bridgeline Digital Stock by the Shareholder to any trust, partnership or limited liability company for the direct or indirect benefit of such Shareholder and/or the immediate family of such Shareholder for estate planning purposes, provided that (i) the trustee of the trust, partnership or the limited liability company, as the case may be, agrees in writing to be subject to the restrictions of this Section 5.7 and (ii) any such transfer shall not involve a disposition for value.

5.8.               Restrictive Undertakings.

(a)          Noncompetition Covenant.  The restrictive covenants set forth in this Section 5.8 are a material inducement for Bridgeline Digital to enter into this Agreement.  For good and valuable consideration provided pursuant to this Agreement, the receipt and sufficiency of which is hereby acknowledged, Shareholder agrees that, during the Restrictive Period (as hereinafter defined), she shall not, directly or indirectly, (i) engage in any activities either on her own behalf or that of any other business organization (whether as principal, partner, shareholder, member, officer, director, stockholder, agent, joint venturer, consultant, creditor, investor or otherwise) which are in direct or indirect competition with or similar to the business, products or services of the Seller in the area of web services, web content management and design, whether for non-profit, for-profit, or governmental organizations, in the United States (the “Competitive Services”), (ii) undertake planning for an organization or offering of Competitive Services, or (iii) combine or collaborate with other employees or representatives of Bridgeline Digital or any third party for the purpose of organizing, engaging in, or offering Competitive Services.

(b)          Nonsolicitation of Customers.  The Shareholder agrees that, during the Restrictive Period, she shall not directly or indirectly, either for herself or for any other person, corporation, partnership, limited liability company or any other business entity, service or supervise or assist the servicing or supervision of, divert or take away or attempt to divert or take away, or directly or indirectly call on or solicit or attempt to call on or solicit any of the Clients (as hereinafter defined) of Bridgeline Digital, or communicate, advise or consult with, write or respond to, or inform any such Client for the purpose of soliciting, selling or recommending Competitive Services, or otherwise attempt to induce any such Client to terminate, modify or reduce such Client’s relationship with Bridgeline Digital.

(c)          Nonsolicitation of  Employees.  The Shareholder agrees that, during the Restrictive Period, she shall not directly or indirectly (including but not limited to, through the use of “headhunters,” recruiters or employment agencies, and whether on-line or off-line recruiting activities) or by action in concert with others, hire, recruit or otherwise induce or influence (or seek to induce or influence) any person who is or shall be hereafter engaged (as an employee, agent, independent contractor or otherwise) to terminate such Person’s employment or engagement, or employ or engage, seek to employ or engage, or cause any other Person, corporation, partnership, limited liability company or other business entity (whether for-profit or non-profit) to employ or engage or seek to employ or engage any such person.  This restriction includes that the Shareholder shall not (i) disclose to any third party the names, backgrounds or qualification of any of Bridgeline Digital’s employees or otherwise identify them as potential candidates for employment, or (ii) participate in any pre-employment interviews or consultations with such employee.

(d)          Restrictive Period.  For purposes of this section, the term Bridgeline Digital shall include Bridgeline Digital and any of its subsidiaries, divisions or business units.  For purposes of this section, the term “Restrictive Period” shall mean the period commencing on the Closing Date and ending on the three-year anniversary of the expiration of the Complete Earn-Out Period, provided, however, that the Restrictive Period shall terminate in the event Bridgeline Digital (i) fails to make a payment required to be paid to Shareholder pursuant to the terms of this Agreement that is not subject to a good faith dispute and (ii) does not cure such failure within thirty (30) days after receipt of written notice from Shareholder of such failure to pay.  For the purposes of this section, “Client” shall mean any person or entity to which Bridgeline Digital has provided services to or made Proposals to at any time within the twelve (12) months preceding this Agreement or thereafter.  “Proposal” shall mean any Client-specific, bona fide proposal for services that included a description of services, time line and proposed fees for the project.

(e)          Geographic Restrictions Reasonable.  The Shareholder expressly declares that the territorial and time limitations contained in this section are entirely reasonable and are properly and necessarily required for the adequate protection of the business, operations, trade secrets and goodwill of Bridgeline Digital and are given as an integral part of the Merger, but for which Bridgeline Digital would not have entered into this Agreement.  It is the desire and intent of the Shareholder and Bridgeline Digital that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this section, including but not limited to, any territorial or time limitations set forth in this section, shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, the provisions of this section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, or to reduce said territorial or time limitations to such areas or periods of time as said court shall deem reasonable, such deletion or reduction to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made.

(f)          Rights Cumulative.  The non-competition and non-solicitation provisions contained herein are in addition to, and not in limitation of, any rights that Bridgeline Digital may have under any other contract, law or otherwise, including but not limit to, the Employment Agreement between Bridgeline Digital and the Shareholder.  The Shareholder acknowledges that the remedy at law for any breach of this section may be inadequate.  The Shareholder agrees that upon any such breach of this section, Bridgeline Digital or shall, in addition to all other available remedies (including but not limited to, seeking an injunction or other equitable relief), be entitled to injunctive relief without having to prove the inadequacy of the remedies available at law and without being required to post bond or other security.

(g)          Computation of Restrictive Period.  All time periods in this section shall be computed by excluding from such computation any time during which the Shareholder is in violation of any provision of this section and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) in which action Bridgeline Digital seeks to enforce the agreements and covenants in this section or in which any person or entity contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement which is determined adversely against such Shareholder or such other party.

5.9.               Indebtedness.  Bridgeline Digital shall pay all outstanding indebtedness of Seller to parties set forth on Schedule 5.9 at the Closing.

5.10.             Real Estate Lease.  Seller and Shareholder shall work on a cooperative basis to negotiate a new lease for office space located at 5325 Primrose Lake Circle, Tampa Florida sufficient to house the operations of the Tampa Business Unit on mutually acceptable terms.  The new lease shall be at the current fair market lease rental for the Tampa, Florida geographic region.  The new lease shall have a term of three years with an option to extend the lease for an additional two years.  The new lease shall contain a right of first refusal with respect to any remaining space located at 5325 Primrose Lake Circle, Tampa Florida and shall permit Bridgeline Digital to sublet the leased premises.

5.11.             Domain Name License.  Shareholder grants Bridgeline Digital a worldwide, exclusive, royalty-free license to use for any purpose consistent with the business of Bridgeline Digital any and all rights it may have to the domain names set forth on Schedule 5.11 for a period of one year from the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.               Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)          Governmental Approvals.  Other than the filing of the Merger Documents with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby.

(b)          No Restraints.  No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

6.2.               Conditions of Obligations of Bridgeline Digital.  The obligations of Bridgeline Digital to effect the Merger are subject to the satisfaction of the following conditions unless waived by Bridgeline Digital:

(a)          Representations and Warranties of Seller.  The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Digital and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Bridgeline Digital will have received a certificate signed by the chief executive officer of Seller to such effect on the Closing Date.

(b)          Representations and Warranties of the Shareholder.  The representations and warranties of the Shareholder set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Shareholder set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Digital and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Bridgeline Digital will have received a certificate signed by the Shareholder to such effect on the Closing Date.

(c)          Performance of Obligations of Seller.  Seller will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Digital, and Bridgeline Digital will have received a certificate signed by the chief executive officer of Seller to such effect on the Closing Date.

(d)          Performance of Obligations of the Shareholder.  The Shareholder will have performed in all material respects all agreements and covenants required to be performed by her under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Bridgeline Digital, and Bridgeline Digital will have received a certificate signed by the Shareholder to such effect on the Closing Date.

(e)          No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect that has not been disclosed in the Seller Financial Statements or on the Disclosure Schedule shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Seller, and Bridgeline Digital will have received from the Seller a certificate signed by the Seller to such effect on the Closing Date.

(f)          Employment Agreements.  Jennifer Bakunas shall have entered into an employment agreement substantially in the form attached hereto as Exhibit 6.2(g) (the “Employment Agreement”), effective as of the Closing Date, relating to her employment by the Surviving Corporation or any successor entity after the Merger, which Employment Agreement shall be in full force and effect in accordance with its terms.

(g)         Legal Action.  There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Bridgeline Digital or Seller as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Bridgeline Digital’s ownership or operation of all or any portion of Seller’s business or assets, or to compel Bridgeline Digital to dispose of or hold separate all or any portion of its or Seller’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Bridgeline Digital’s ability to receive the anticipated benefits of the Merger and the employment of the individual referenced in Section 6.2(g).

(h)         Calculation of Net Working Capital.  Seller shall deliver to Bridgeline Digital the calculation of the Seller Net Working Capital in accordance with Section 1.2(b).

(i)          Merger Filing.  Seller shall have executed and delivered to Bridgeline Digital a counterpart signature page of the Merger Documents to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida.

(j)          Escrow Agreement.  Seller and Shareholder shall have executed and delivered the Escrow Agreement.

(k)         Corporate Proceedings Satisfactory.  All corporate and other proceedings to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Bridgeline Digital and its counsel, and Bridgeline Digital and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

(l)          Supporting Documents.  Seller shall have delivered to Bridgeline Digital a certificates: (i) of the Secretary of State of the State of Florida dated on or around the Closing Date, certifying as to the corporate legal existence and good standing of Seller; and (ii) of the Secretary of Seller, dated as of the Closing Date, certifying on behalf of Seller (1) that attached thereto is a true and complete copy of the Articles of Incorporation of Seller, (2) that attached thereto is a true and complete copy of the By-Laws of Seller as in effect on the date of such certification, (3) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Shareholder authorizing the execution, delivery and performance of the Agreement and the consummation of the Merger, and (4) to the incumbency and specimen signature of each officer of Seller executing on behalf of Seller this Agreement and the other agreements related hereto.

(m)        FIRPTA.  Seller shall have delivered to Bridgeline Digital a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Bridgeline Digital and any state Tax clearance certificates required to relieve Seller of any withholding obligation relating to foreign ownership of U.S. real property interests.

(n)         Stock Power.  Shareholder shall have delivered to Bridgeline Digital a signed, blank stock power in the form attached hereto as Exhibit 1.3(d), which signed stock power shall include a medallion signature guarantee.

(o)         Royalty Agreement.  Bridgeline Digital shall have entered into a Royalty Agreement with Magnetic Merchants, Inc.

6.3.               Conditions of Obligations of Seller and the Shareholder.  The obligations of Seller and the Shareholder to effect the Merger are subject to the satisfaction of the following conditions unless waived by Seller and the Shareholder:

(a)          Representations and Warranties of Bridgeline Digital.  The representations and warranties of Bridgeline Digital set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Bridgeline Digital set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement,  (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Seller and (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and  correct as of such date).  Seller and the Shareholder will have received a certificate signed by the chief executive officer and the chief accounting officer of Bridgeline Digital to such effect on the Closing Date.

(b)          Performance of Obligations of Bridgeline Digital.  Bridgeline Digital will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, and Seller and the Shareholder will have received a certificate signed by the chief executive officer and the chief accounting officer of Bridgeline Digital to such effect on the Closing Date.

(c)          No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect that has not been disclosed on the Bridgeline Digital Disclosure Schedules shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Bridgeline Digital, and Seller and Shareholder will have received from Bridgeline Digital a certificate signed by Bridgeline Digital to such effect on the Closing Date.

(d)          Merger Filing.  Bridgeline Digital shall have executed and delivered to Seller a counterpart signature page of the Merger Documents to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida.

(e)          Delivery of Cash Consideration.  Bridgeline Digital shall deliver to the Seller the Cash Consideration by wire transfer of immediately available funds.

(f)           Delivery of Transfer Agent Instructions.  Bridgeline Digital shall deliver to the transfer agent instructions to issue the Bridgeline Digital Stock Certificates.

(g)          Treatment of Indebtedness.  Bridgeline Digital shall have made payment of the indebtedness of Seller shown on Section 5.9.

(h)          Employment Agreement.  Bridgeline Digital shall have entered into the Employment Agreement effective as of the Closing Date.

(i)           Escrow Agreement.  Bridgeline Digital shall have executed and delivered the Escrow Agreement.

(j)           Bridgeline Digital Supporting Documents.   Bridgeline Digital shall have delivered to Seller a certificate (i) of the Secretary of State of the State of Delaware dated on or around the Closing Date, certifying as to the corporate legal existence and good standing of Bridgeline Digital, and (ii) of the Assistant Secretary of Bridgeline Digital, dated as of the Closing Date, certifying on behalf of Bridgeline Digital: (1) that attached thereto is a true and complete copy of the Certificate of Incorporation of Bridgeline Digital, certified by the Secretary of State of the State of Delaware; (2) that attached thereto is a true and complete copy of the By-Laws of Bridgeline Digital as in effect on the date of such certification; (3) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Bridgeline Digital authorizing the execution, delivery and performance of the Agreement and the consummation of the Merger; and (4) to the incumbency and specimen signature of each officer of Bridgeline Digital executing on behalf of Bridgeline Digital this Agreement and the other agreements related hereto.

ARTICLE VII

FEES AND EXPENSES

Except as set forth in this Article VII, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that if the Merger is consummated, Bridgeline Digital shall pay up to $25,000 for the reasonable legal expenses of counsel to the Seller incurred in connection with the Merger, it being acknowledged and agreed to by the parties that the Shareholder shall be personally responsible for any such expenses of Seller exceeding this limit.

ARTICLE VIII

GENERAL RELEASE AND INDEMNIFICATIONS

8.1.               Shareholder Release.  The Shareholder, effective at the Closing, hereby releases and discharges Seller from and against any and all claims, demands and liabilities which the Shareholder may have against Seller immediately prior to the Closing, and the Shareholder specifically agrees to indemnify, defend and hold Seller and Bridgeline Digital harmless against any and all obligations, debts, bills, liabilities, causes of action and claims of every nature of the Shareholder against Seller which accrue or have arisen prior to the Closing.

8.2.               Shareholder Indemnification.  Subject to the limitations set forth in Section 8.5 below, the Shareholder agrees to indemnify and hold harmless Bridgeline Digital and its officers, directors, agents and employees to the fullest extent lawful, from and against any and all actions, suits, claims, counterclaims, proceedings, costs, losses, liabilities, obligations, demands, damages, judgments, amounts paid in settlement and reasonable expenses, including, without limitation, reasonable attorneys’ fees and disbursements (hereinafter collectively referred to as a “Claim,” “Loss” or “Losses”)  suffered or incurred by Bridgeline Digital to the extent relating to or arising out of any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by Seller or the Shareholder herein or the Transaction Documents or failure of any certificate, document or instrument delivered by or on behalf of Seller or the Shareholder pursuant hereto or in connection herewith to be true and correct as of the Closing.

8.3.               Bridgeline Digital’s Indemnification.  Subject to the limitations set forth in Section 8.5 below, Bridgeline Digital agrees to indemnify and hold harmless the Shareholder to the fullest extent lawful, from and against any and all Claims or Losses suffered or incurred by the Shareholder to the extent relating to or arising out of any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by Bridgeline Digital herein or failure of any certificate, document or instrument delivered by or on behalf of Bridgeline Digital pursuant hereto or in connection herewith to be true and correct as of the Closing.

8.4.               Third Party Claims.  In the event that a party (the “Indemnitee”)  desires to make a claim against another party (the “Indemnitor”) pursuant to Section 8.2 or Section 8.3 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnitee by any third party for which the Indemnitee may seek indemnification hereunder (a “Third Party Claim”), the Indemnitee shall promptly notify, in writing, the Indemnitor of such Third Party Claim and of the Indemnitee’s claim of indemnification with respect thereto.  The Indemnitor shall have thirty (30) days after receipt of such notice to notify the Indemnitee if he/she or it has elected to assume the defense of such Third Party Claim.  If the Indemnitor elects to assume the defense of such Third Party Claim, the Indemnitor shall be entitled at his/her or its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of his or its own choosing; provided, however, that the Indemnitee may participate in the defense of such Third Party Claim with his/her or its own counsel at his/her or its own expense and the Indemnitor may not settle any Third Party Claim without the Indemnitee’s consent, which shall not be unreasonably withheld.  If the Indemnitor fails to notify the Indemnitee within thirty (30) days after receipt of the Indemnitee’s written notice of a Third Party Claim, the Indemnitee shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnitor; provided, however, that the Indemnitee may not settle any Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld.

8.5.               Limitations of Liability.

(a)          The Shareholder and Bridgeline Digital shall have no liability with respect to the matters described in Sections 8.2 and 8.3, respectively, for any individual Claim or Loss less than $5,000 (the “Minimum Claim Amount”) and until the total of all Claims or Losses, including those less than the Minimum Claim Amount, exceeds $25,000 (the “Basket”), at which point the Shareholder or Bridgeline Digital, as the case may be, shall be obligated to indemnify the other party from and against all such Claims or Losses which shall exceed the Basket; provided, however, that these limitations shall not apply to any Claims or Losses incurred by Bridgeline Digital as a result of or with respect to any breach of the representations contained in Sections 3.1 (Ownership of Shares) and 2.11 (Taxes).  Notwithstanding anything contained in this Agreement to the contrary, except for the representations set forth in Sections 3.1 (Ownership of Shares) and 2.11 (Taxes), which shall be uncapped, Shareholder’s indemnity obligation under this Agreement shall not exceed the sum of $850,000 and Bridgeline Digital’s indemnity obligation under this Agreement shall not exceed the sum of $1,000,000.

(b)          In any situation in which an indemnification payment or expense reimbursement is due from the Shareholder hereunder, Bridgeline Digital shall seek to satisfy such obligation, in whole or in part, in the following manner: (i) first, by acceptance of a cash payment by the Shareholder equal to the value of the Claim or Loss, and (i) second, by withholding or setting off the amount of the Earn-Out payments that may then be due or may subsequently become payable to the Shareholder.

(c)          No action or claim for Losses pursuant to this Article VIII shall be brought or asserted after the relevant date of survival referred to in Article IX hereof (the “Representation Expiration Date”).  The amount of any Claims or Losses suffered by an Indemnitee shall be reduced by any tax benefit that has been realized or that is certain to be realized, and any insurance benefits or claims against third parties which are actually received by such party in respect of or as a result of such Claims or Losses, or the facts or circumstances relating thereto.  If any Losses for which indemnification is made hereunder are subsequently reduced by any tax benefit or insurance payment, the value of such tax benefit or other benefit or the amount of such payment or other recovery shall be remitted to the Indemnitor.

(d)          Bridgeline Digital and the Shareholder acknowledge and agree that, except as to Claims or Losses attributable to fraud, their sole remedy against the other for any matter arising out of a breach, violation or nonobservance of any representation, warranty, covenant or other agreement contained in this Agreement is set forth in this Article VIII, and that except to the extent a party has asserted a claim for indemnification prior to the Representation Expiration Date, neither party shall have any remedy against the other party for any breach, violation or nonobservance of a representation, warranty, covenant or other agreement made by such other party in this Agreement.  The parties acknowledge that this Section 8.5 has been negotiated fully by the parties and that neither party would have entered into this Agreement but for the inclusion of this Section 8.5.

8.6.               Expenses; Reimbursement.  Subject to the limitations set forth in Section 8.5 above, an Indemnitor hereunder promptly shall reimburse the Indemnitee for all Losses constituting reasonable expenses (including reasonable attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any third-party action, suit, claim or proceeding (including any inquiry or investigation) for which indemnity is available under either Section 8.2 or Section 8.3, as applicable.

8.7.               Notice.  Each party shall provide written notice to the other of any claim with respect to which it seeks indemnification promptly after the discovery of any matters giving rise to a claim for indemnification; provided, however, that the failure of such party to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Article VIII, except if and to the extent that the Indemnitor has been materially prejudiced thereby.

8.8.               Survival.  Subject to the provisions and limitations set forth in Section 8.5(d) and in Article IX below, the obligations of Bridgeline Digital and the Shareholder under this Article VIII shall survive and continue in effect following the Closing until all Claims or Losses are resolved.

ARTICLE IX

SURVIVAL; WAIVER OF INDEMNITY OR CONTRIBUTION

9.1.               Survival of Representations and Warranties.  Except as provided herein, all representations, warranties, covenants and other agreements of the parties contained herein shall survive the execution and delivery of this Agreement and continue in effect following the Closing for a period commencing on the Closing Date and ending on the date that is twenty-four (24) months after the Closing Date.  Notwithstanding the preceding sentence, the representations set forth in Section 3.1 (Ownership of Shares) with respect to the Shareholder’ ownership of the Shares shall survive and continue in effect indefinitely after the Closing and the representations set forth in Sections 2.11 (Taxes) shall survive until the expiration of the applicable statute of limitations relating to any applicable Tax Return referred to therein.

9.2.               No Indemnity or Contribution; Waiver.  The Shareholder shall not be entitled to make any claim for indemnity or contribution or any other similar claim against Seller or Bridgeline Digital with respect to any Claim or Losses for which the Shareholder are liable under Article VIII.  To the extent that the Shareholder may now or in the future have the right to assert any such claim against Seller or Bridgeline Digital, the Shareholder hereby waives any such right and hereby release and forever discharge Seller and Bridgeline Digital from any such claim.

ARTICLE X

MISCELLANEOUS

10.1.               Parties in Interest.  Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective heirs, successors and assigns of the parties hereto (including permitted transferees of any of the Shares or Bridgeline Digital Stock).  Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of this Agreement, except that the parties hereto may disclose such terms to its accountants, lawyers, bankers and advisors in the ordinary course.  Except as otherwise specifically provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, successors and assigns.  Notwithstanding anything to the contrary set forth herein, the Shareholder is not intended to be third party beneficiary of any of the Seller’s representations and warranties contained in this Agreement.

10.2.               Notices.  All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by fax or other electronic medium, or sent by Federal Express or other overnight courier service providing proof of delivery, to Bridgeline Digital or the Shareholder, at the addresses set forth below or to such other address for any such party as may be furnished in writing to the other parties hereto:

Bridgeline Digital:	Thomas L. Massie, President Bridgeline Digital, Inc. 10 Sixth Road Woburn, MA 01801 Fax No.: 781-376-5033
With copy to:	Joseph C. Marrow, Esq. Morse, Barnes-Brown & Pendleton, P.C. 1601 Trapelo Road Waltham, MA 02451 Fax No.: 781-622-5933
Seller/Shareholder:	Jennifer Bakunas 16360 Ashington Park Drive Tampa, Florida 33647 Fax. No.:

With copy to:	Paul R. Lynch, Esq. Shumaker, Loop & Kendrick, LLP Bank of America Plaza 101 East Kennedy Boulevard, Suite 2800 Tampa, FL 33602 Fax No.: 813-229-1660

10.3.               Severability.  All agreements and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, then this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

10.4.               Counterparts.  This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute but one and the same instrument.  One or more counterparts of this Agreement or any exhibit hereto may be delivered via fax or via e-mail delivery of a “.pdf” format data file, with the intention that they shall have the same effect as an original counterpart hereof.

10.5.               Effect of Headings/Gender References.  The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.  The use of any gender in the Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

10.6.               Governing Law.  This Agreement shall be deemed a contract made under the laws of the Commonwealth of Massachusetts and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the transactions contemplated hereby, shall be brought against any of the parties in the courts of the Commonwealth of Massachusetts, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein, agrees that all claims in respect of any action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.7.               Post-Closing Tax Matters.  The parties acknowledge that Seller’s status as an S corporation under federal and state tax laws will terminate on the Closing Date, and therefore, Seller’s current tax year will close on the Closing Date.  The parties agree that Shareholder shall be responsible for any Taxes owed by Seller relating to the period up to and including the Closing Date.  The parties agree that federal and state income tax returns shall be filed by Seller’s current accountant, Cohen & Grieb P.A., Tampa, Florida, for the period from January 1, 2010 through and including the Closing Date, and that such tax returns shall be prepared in a manner consistent with Seller’s historical practices.  The parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to Seller, (ii) any audit, examination, proceeding or claim by any Tax Authority, (iii) any judicial or administrative proceedings relating to liability for Taxes, or (iv) any claim for refund in respect of such Taxes.  Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material provided, granting reasonable access to, and furnishing to and permitting the copying by, any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim.  Bridgeline Digital will retain and upon the request of the Shareholder provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim.

10.8.               Non-Transferability of Earn-Out Payments.  Any rights of the Shareholder to receive Earn-Out payments pursuant to this Agreement shall be non-transferable without the prior written consent of Bridgeline Digital.  Notwithstanding the foregoing, Shareholder may transfer all or any of such rights (a) as a gift to any member of her family or to any trust for the benefit of any such family member or such Shareholder, provided that any such transferee shall agree in writing with Bridgeline Digital, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement relating to the Earn-Out payments, or (b) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earn-Out payments or (c) by court order, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earn-Out payments.  As used herein, the word "family" shall include any spouse, lineal ancestor or descendant, brother or sister.

10.9.               Disclosure.  Certain information set forth in the Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of the Agreement.  The disclosure of any such information shall not be deemed to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in the Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise used to determine whether any other information is material.

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Signature Page to Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date written above.

BRIDGELINE DIGITAL, INC.

By:	/s/ Thomas L. Massie
Name: Thomas L. Massie
Title: President and Chief Executive Officer

MAGNETIC CORPORATION

By:	/s/ Jennifer Bakunas
Name: Jennifer Bakunas
Title: President

SHAREHOLDER:

/s/ Jennifer Bakunas
Jennifer Bakunas

Exhibits and Schedules to Agreement and Plan of Merger

Exhibit 1.2(b)	Unaudited Balance Sheet of Seller as of the Closing Date

Exhibit 1.3(a)	Escrow Agreement

Exhibit 1.3(b)(i)	Clients of Bridgeline Digital as of the Closing that are located in the State of Florida

Exhibit 1.3(b)(ii)	Clients of Seller as of the Closing that are located in the State of Florida

Exhibit 1.3(d)	Form of Stock Power

Exhibit 6.2(g)	Employment Agreement

Schedule 5.9	Indebtedness

Schedule 5.11	Domain Names